Registration No. 333-270519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNUSUAL MACHINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	66-0927642
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

(855) 921-4600

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Allan Evans
Chief Executive Officer
Unusual Machines, Inc.

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

(855) 921-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Edward Schauder, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard

Palm Beach Gardens, FL 33410

Telephone: (561) 644-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF CERTAIN SECURITIES

On February 13, 2024, Unusual Machines, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Dominari Securities LLC (“Dominari”) to serve as the managing underwriter relating to the Company’s initial public offering of 1,250,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), and up to an additional 187,500 Shares potentially issuable upon exercise of the underwriter’s over-allotment option of at a public offering price of $4.00 per share. Pursuant to the Underwriting Agreement, in exchange for Dominari’s firm commitment to purchase the Shares, the Company agreed to sell the Shares to Dominari at a purchase price of $4.00 and issue Dominari and/or its designees a warrant, exercisable for five years (the “Warrant”), to purchase a total of 62,500 shares of our Common Stock. Such Warrant will be exercisable at $5.00 per share, which is equal to 125% of the public offering price.

The offer and sale of the Shares, and the issuance of the Warrant, were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-270519), as amended (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 13, 2024. The final prospectus dated February 13, 2024, was filed with the SEC on February 15, 2024 pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 62,500 unsold shares of common stock previously registered under the Registration Statement that were issuable upon the exercise of the Warrant. As of September 10, 2024, the Warrant has not been exercised.

No other securities registered pursuant to the Registration Statement are being deregistered hereby.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando Florida on September 11, 2024.

UNUSUAL MACHINES, INC.

By:	/s/ Allan Evans
Allan Evans
Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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